EXECUTION COPY

                                 PROMISSORY NOTE


Principal Amount:          $225,560.00

Interest Rate:                      7.00% FOR INITIAL TERM

Effective Date of Note:    JANUARY 26, 2007

Initial Term:                       THREE YEARS

         FOR VALUE RECEIVED, COMPLETE POWER SOLUTIONS, LLC, a Florida limited liability company, 1288 SW 29th Avenue, Pompano Beach, Florida 33069 hereinafter referred to as the "Borrower," promises to pay to the order of CHINA DIRECT TRADING CORP., located at 10400 Griffin Road, Suite 109, Cooper City, Florida 33328, hereinafter referred to as the "Lender," the principal sum ("Principal") of TWO HUNDRED TWENTY-FIVE THOUSAND FIVE HUNDRED SIXTY DOLLARS AND NO CENTS ($225,560.00), in lawful currency of the United States of America, together with interest on the principal balance of this Note at seven percent (7.00%) interest per annum ("Interest").

         Principal and Interest pursuant to the terms of this note (the "Note") shall be due and payable as follows:

         PRINCIPAL & INTEREST: The entire principal shall be due and payable on or before January 26, 2010. All Interest computed at the rate herein specified shall be paid quarterly on April 1, July 1, October 1 and January 1, except that the initial Interest payment will be made on July 1, 2007, together with Interest for the second quarterly Interest period.

         The quarterly interest payments for each quarter, other than the initial quarter, will equal $3,947.30. The initial and final Interest payment will be calculated based on the actual number of days elapsed in a 360 day year comprised of 30 day months. In the case of the first quarter, this is 64 days or $2,806.97 for the first quarter and together with the second quarter payment equalling a total Interest payment of $6,754.27. On January 26, 2010, the Principal Amount plus interest due shall be paid in lawful currency of the United States of America unless automatically extended for additional one year periods ("Additional Terms") on the terms set forth below (the "Initial Due Date").

         If all Principal  and accrued and unpaid  Interest with respect to this
Note is not paid in full on or before the Initial Due Date then Interest shall increase to twelve percent (12%) per annum for each Additional Term or portion thereof.

         The principal amount of this Note may be increased by up to $7,500.00 in the event that the claim by a customer for the costs ("Remediation Costs") for removal of a garden required by Howard Ullman in connection with the installation of a generator is abandoned or settled for an amount less than $7,500.00.

         PREPAYMENT:   Provided  none  of  the  terms,  conditions,   covenants,
warranties  and  agreements of this Note or other  instruments  delivered on the

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effective  date of this Note or  subsequent  thereto by the  Borrower  to Lender shall be in default, the Borrower shall have the right, at any time and from time to time, to prepay the unpaid principal evidenced by this Note in whole or in part without premium or penalty but with accrued Interest to the date of such pre-payment on any amount prepaid. Any such prepayment shall be applied first to accrued Interest with the balance, if any, to be applied to the then outstanding principal balance. The Borrower shall pay Lender a late charge of six percent (6.00%) of any installment not received by the Lender within fifteen (15) calendar days after the due date of the payment, whether of Interest or Principal; provided, however, such late charge shall not apply to failure to pay Principal on the Initial Due Date.

         All payments made by the Borrower to Lender shall be applied first to accrued and unpaid Interest and the balance, if any, to Principal.

1. The occurrence of any one or more of the following events, circumstances, or conditions shall constitute a default hereunder ("Event of Default"): (a) failure of the Borrower to pay to the Lender promptly when the same shall become due (whether at scheduled maturity, upon acceleration or otherwise) any portion of the obligations including, but not limited to, any installment of Principal or Interest due under this Note or any fees owing to the Lender and such failure shall continue for more than fifteen (15) days; (b) the filing of any petition under the U.S. Bankruptcy Code, or any similar federal or state debtor-creditor statutes, by or against the Borrower; (d) an application for the appointment of a receiver for, the making of a general assignment for the benefit of creditors by, or the insolvency of the Borrower; (e) the entry of a judgment in excess of $100,000.00 against the Borrower which is not vacated or bonded within thirty
(30) days after its entry; (f) the issuance of any writ of attachment or the filing of any encumbrance against any property of the Borrower; (g) the taking of possession of any substantial part of the property of the Borrower at the instance of any governmental authority; (h) the dissolution, merger, consolidation, or reorganization of the Borrower; (i) the occurrence of any material change in the financial conditions or affairs of any of the Borrower as in the reasonable but sole opinion of the Lender materially impairs the Lender's security or materially increases its risk. At any time after the occurrence of any such default, the indebtedness evidenced hereby or thereby shall, at the option of the Lender, immediately become due and payable without demand upon or notice to the Borrower, and the Lender shall be entitled to exercise all remedies as provided by applicable law.

2. Upon the occurrence and during the continuance of an Event of Default, the Lender is authorized, without notice to the Borrower (the giving of notice being expressly waived by the Borrower) to set off and apply any indebtedness owing by the Lender to the Borrower or any one of them against the indebtedness evidenced by this Note, although then contingent or unmatured. The Lender agrees to notify the Borrower after any such setoff and application; provided, however, the failure to give such right of setoff and to have made a charge against any such money immediately upon the occurrence of such default even though such charge is made or entered on the books of Lender subsequent thereto. The rights of the Lender under this Paragraph 2 are in addition to any other rights and remedies which the Lender may have.

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3. The Lender  may  transfer  this Note and the  transferee(s)  shall  thereupon become vested with all the powers and rights herein given to the Lender with respect thereto; and the Lender shall thereafter be forever relieved and fully discharged from any liability or responsibility in the matter, but the Lender shall retain all rights and powers hereby given with respect to any property not so transferred; provided, however, that in connection with any transfer of this Note, Lender shall obtain and provide Borrower with a written acknowledgement by the transferee of Borrower's right of offset against this Note provided under that certain Purchase and Settlement Agreement dated as of December 31, 2006 (the "Purchase Agreement"). Lender hereby acknowledges and agrees that under
Section 4.05 of the Purchase Agreement Borrower has the right but not the obligation to offset any amounts owed to Borrower for payment of indemnication obligations under the Purchase Agreement.

4. The Borrower hereby waives presentment for payment, demand, notice of dishonor, protest, extension of time without notice and/or any and all requirements necessary to hold Borrower liable as maker and agrees that (i) any collateral, lien and/or right of setoff securing any indebtedness evidenced by this Note may, from time to time, in whole or in part, be exchanged or released, and any person liable on or with respect to this Note may be released all without notice to or further reservations of rights against the Borrower, and
(ii) none of the terms or provisions hereof may be waived, altered, modified or amended except as the Lender may consent thereto in writing.

5. The Borrower hereby agrees to pay all reasonable out-of-pocket costs and expenses, including reasonable attorneys' fees, incurred by the Lender in the collection of the indebtedness evidenced by this Note or in enforcing any of the rights, powers, remedies, and privileges of the Lender hereunder. As used in this Note, the term "attorneys' fees" shall mean reasonable charges and expenses for legal services rendered to or on behalf of the Lender in connection with the collection of the indebtedness evidenced by this Note at any time whether prior to the commencement of judicial proceedings and/or thereafter at the trial and/or appellate level and/or in pre- and post-judgment or bankruptcy proceedings.

6. Both Principal and Interest evidenced by this Note shall be payable in lawful currency of the United States of America to the Lender at 10400 Griffin Road, Suite 109, Cooper City, Florida 33328, or at such other place designated by Lender in writing, in immediately available funds without deduction for or on account of any present or future taxes, duties or other charges levied or imposed on this Note, the proceeds hereof, or on the Borrower or holder hereof by any government, or any instrumentality, authority or political subdivision thereof. The Borrower agrees upon the request of the Lender, to pay all such taxes (other than taxes on or measured by income of the holder hereof), duties, and other charges in addition to the principal and interest evidenced by this Note.

7. Nothing contained in this Note or any other instrument between the parties hereto shall be deemed to establish or require the payment of a rate of interest in excess of the rate (whether limited or unlimited) that may legally be charged on loans or extension of credit made by any bank and/or lender or creditor under the laws (whether codified or not) applicable to this Note ("Maximum Rate"). In the event that the rate of interest so contracted to be paid should exceed the Maximum Rate, whether as a result of its fluctuation, acceleration of the

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maturity hereof or otherwise, the rate of interest to be paid hereunder shall be automatically reduced to the Maximum Rate and so much of any interest reserved, charged or taken as would cause the same to exceed the Maximum Rate shall be deemed not to be a credit against interest but rather a prepayment on account of and be automatically credited against outstanding principal evidenced hereby regardless of how the same may appear on the Lender's or the Borrower's books or records or any memoranda of whatever nature evidencing the same; provided, however, no such application shall operate to cure or act as a waiver of any event of default occasioning acceleration to which the Lender is entitled hereunder.

8. Notwithstanding anything to the contrary stated herein or in any of the documents executed concurrently herewith or hereafter by the Borrower, any amount of principal and/or interest evidenced by this Note which is not paid when due, and is, therefore, delinquent whether at stated maturity, by acceleration or otherwise, shall bear interest from the day when due until such amount is paid in full, payable on demand, at the Maximum Rate not to exceed the lower of (a) eighteen percent (18%) per annum; or (b) the maximum rate of interest permissible by law; provided, however, that if at any time it is determined that an amount in excess of the Maximum Rate has been charged, then in such event the excess over the Maximum Rate shall ipso facto be applied toward the reduction of the principal balance.

9. Any default by the Borrower hereunder shall constitute a default under any other loan or loans outstanding between the Borrower or any one of them and lender (excepting herefrom outstanding loans to affiliates of the Borrower) and any such default shall constitute a default under all outstanding loans and shall entitle Lender to exercise all the rights and remedies which may be stated in the loan documentation governing such loans, including specifically, but without limitation, the right of acceleration and foreclosure of all property which is collateralized to the Lender, if any.

10. If any provision of this Note shall be deemed unenforceable under applicable law, such provision shall be ineffective, but only to the extent of such unenforceability, without invalidating the remainder of such provision or the remaining provisions of this Note. All of the terms and provisions of this Note shall be applicable to and be binding upon each and every maker, endorser, surety, guarantor, all other persons who are or may become liable for the payment hereof and their heirs, personal representatives, successors or assigns.

11. This Note shall be construed and applied pursuant to the laws of the state of Florida.

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         IN WITNESS WHEREOF, this Note shall be effective as of the day and year first above written.

BORROWER:

COMPLETE POWER SOLUTIONS, LLC,
a Florida limited liability company


By:    /s/
   --------------------------------------------------
Name:     William Dato
Title:   Manager




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